Exhibit (h)(xxi)(A)

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule A-1 FEES

for

the NSI Funds

This Schedule A-1 is part of the Consulting Agreement (the “Agreement”), dated May 5, 2023, entered into by and between Northern Lights Compliance Services, LLC (“NLCS”) and Exchange Place Advisors Trust (formerly North Square Investments Trust) (the “Trust”), and pertains solely to the Funds of the Trust advised by North Square Investment LLC and listed herein (the “NSI Funds”) (sometimes referred to herein as a “Fund” and collectively, as the “Funds”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

The NSI Funds:

North Square Strategic Income Fund

North Square Select Small Cap Fund

North Square Altrinsic International Equity Fund

North Square McKee Bond Fund

North Square Spectrum Alpha Fund

North Square Dynamic Small Cap Fund

North Square Multi Strategy Fund

North Square Preferred and Income Securities Fund

North Square Tactical Growth Fund

North Square Tactical Defensive Fund

North Square Core Plus Bond Fund

North Square Kennedy MicroCap Fund

North Square Small Cap Value Fund

North Square RCIM Tax-Advantaged Preferred Securities ETF

North Square Convertible Bonds ETF

North Square Global Infrastructure ETF

North Square Global Macro Bonds ETF

North Square Disciplined Value ETF

North Square Growth Opportunities ETF

1.	Standard Service Fees:

[REDACTED]

Schedule A-1| Page 1

[REDACTED]

2.	Additional Service Fees:
•	Complex Fund Fee. NLCS will charge an annual fee of [REDACTED] for each Fund as agreed to by the Board that, as related to compliance with Federal Securities Laws, requires additional oversight or man hours or that generally pose heightened risk or compliance concerns, and may include Funds that:

o	have securities that require fair valuation;
o	invest in derivatives subject to Rule 18f-4;
o	invest in, directly or indirectly, commodities, real estate or other non-passive investments that produce bad income;
o	invest in wholly-owned subsidiaries, domestic or foreign;
o	invest in hedge funds or private equity, private placements or private unsecuritized loans;
o	are interval funds under Rule 23c-3 under the Investment Company Act;
o	have major service providers that are not regulated entities;
o	have more than one service provider that is not an investment adviser/sub-adviser;
o	have service providers that are affiliates of the Fund or affiliates of other service providers;
o	have other unusual contractual arrangements;
o	have multiple sub-advisers;
o	are exchange traded funds; or
o	are affiliated funds of funds.

The following Funds shall be subject to the Complex Fund fee:

Complex Funds:
North Square Strategic Income Fund
North Square Preferred and Income Securities Fund
North Square Core Plus Bond Fund
North Square RCIM Tax-Advantaged Preferred Securities ETF
North Square Convertible Bonds ETF
North Square Global Infrastructure ETF
North Square Global Macro Bonds ETF
North Square Disciplined Value ETF
North Square Growth Opportunities ETF

•	Extraordinary Services. NLCS will charge an hourly fee of [REDACTED] for all extraordinary services, which shall include, by way of example and without limitation, additional services

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Schedule A-1| Page 2

required by the Board and agreed to by NLCS or required by substantial new regulatory requirements not in existence at the time the parties entered into the Agreement.

3.	Liquidity Program Administration Fees:

[REDACTED]

4.	Anti-Money Laundering Officer Fees:

[REDACTED]

5.	Reimbursable Expenses:

The Trust agrees to reimburse NLCS for all reimbursable expenses incurred by NLCS in connection with the services provided to the Trust or the Funds pursuant to the Agreement. Such expenses shall include, without limitation, expenses for travel, lodging, meals, visits to Trust service providers, access fees incurred by NLCS to set up advisers in our compliance management system, photocopying, binding, and shipping of compliance materials. Where the Trust’s Chief Compliance Officer or his/her designee or AMLO makes a single visit to Trust service providers for purposes not only of the Trust, but also for other NLCS clients that employ the same service providers, the Chief Compliance Officer will use his/her judgment to allocate such expenses proportionally among the Trust and such other clients.

6.	Payment Terms:

NLCS will invoice the Trust for all annualized fees owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Invoices for Extraordinary Services and reimbursable expenses will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all reimbursable expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Schedule A-1 to the Consulting Agreement effective July 1, 2026.

EXCHANGE PLACE ADVISORS TRUST By: /s/ Ian Martin Ian Martin President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Martin R. Dean Martin R. Dean President

Schedule A-1 | Page 4